PLAN OF MERGER

THIS PLAN OF MERGER (this “Plan”), dated as of February 18, 2010, is entered into by and among BARON ENERGY, INC., a Nevada corporation (“Parent”) and PERTEX ACQUISITION, INC. a Texas corporation and wholly owned subsidiary of Parent (“Subsidiary”).

WHEREAS, the Board of Directors of Parent, and the sole shareholder of Merger Sub, have determined that it is advisable and in the best interests of Parent and Subsidiary that Subsidiary merger with and into Parent upon the terms and subject to the conditions herein provided, and have approved this Plan.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1 Merger. On the terms and subject to the conditions set forth in this Plan, at the Effective Time (as defined below), Subsidiary shall be merged with and into Parent (the “Merger”), the separate existence of Subsidiary shall cease and Parent shall be the corporation surviving the Merger (hereinafter referred to as the “Surviving Corporation”), which shall continue to exist under, and be governed by the laws of the State of Nevada. The Merger shall have the effects specified in the Nevada Business Corporation Act (the “Nevada Act”), the Texas Business Organizations Code (the “Texas Act”) and this Plan.

1.2 Effective Time. The Merger shall become effective on the date and time specified in a Certificate of Merger to be filed with the Secretary of the State of the State of Texas (the “Certificate of Merger”) and Articles of Merger to be filed with the Secretary of the State of the State of Nevada (the “Articles of Merger”), which shall be the later of (i) the date of filing of the Certificate of Merger and the Articles of Merger, or (ii) the date and time to be determined by the Presidents of Parent and Subsidiary (the “Effective Time”).

1.3 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Plan and the applicable provisions of the Texas Act and the Nevada Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Parent and Subsidiary shall vest in the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws of the Surviving Entity.

(a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the Articles of Incorporation of Parent as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the Nevada Act.

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the Bylaws attached hereto as Exhibit A shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the Nevada Act and the Articles of Incorporation of the Surviving Corporation.

1.5 Directors and Officers of the Surviving Entity. As of the Effective Time, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation. These directors and officers shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the Nevada Act.

ARTICLE II
MANNER OF CONVERTING SECURITIES

At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, or any of the shareholders of the foregoing, each share of common stock, par value .001 per share, of Subsidiary issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

ARTICLE III
MISCELLANEOUS

3.1 Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. A facsimile or e-mailed “.pdf” data file copy of an original written signature shall be deemed to have the same effect as an original written signature.

3.2 Governing Law. This Plan shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Nevada, without reference to its choice of law rules.

3.3 Termination. This Plan may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time if the Board of Directors of Parent determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Parent and its shareholders. In the event of the termination and abandonment of this Plan, this Plan shall become null and void and have no effect, without any liability on the part of either Parent or Subsidiary, or any of their respective shareholders, directors or officers.

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IN WITNESS THEREOF, this Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

PERTEX ACQUISITION, INC., a Texas corporation By: /s/ Ronnie L. Steinocher—

Ronnie L. Steinocher, President
BARON ENERGY, INC., a Nevada corporation By: /s/ Ronnie L. Steinocher—

Ronnie L. Steinocher, President